Exhibit 99.2
June 4, 2008
Entertainment Distribution Company, Inc.
825 8th Avenue, 23rd Floor
New York, NY 10019

Re:	Transfer Restrictions Contained in the Certificate of Incorporation of EDCI Holdings, Inc.
Ladies and Gentlemen:
     We have acted as special Delaware counsel to Entertainment Distribution Company, Inc., a Delaware corporation (the “Company”), in connection with the reorganization of the Company whereby the Company will become a wholly-owned subsidiary of EDCI Holdings, Inc., a Delaware corporation (“Holdings”), and each ten outstanding shares of common stock of the Company will be exchanged for one share of common stock of Holdings (the “Reorganization”). In this connection, you have requested our opinion as to the validity under the General Corporation Law of the State of Delaware (the “General Corporation Law”) of Article Thirteenth (the “Transfer Restriction”) of the Certificate of Incorporation (as defined below). All capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Certificate of Incorporation.
     For purposes of rendering our opinion as expressed herein, we have been furnished and have examined the Form S-4 Registration Statement, to be filed with the Securities and Exchange Commission on June 4, 2008 (the “Registration Statement”), and, in the forms thereof annexed to the Registration Statement: (i) the Agreement and Plan of Reorganization by and among the Company, Holdings and EDC Merger Sub, Inc. (the “Plan of Reorganization”) and (ii) the Certificate of Incorporation of Holdings (the “Certificate of Incorporation”). With respect to the foregoing documents, we have assumed that the forms submitted to us for our review have not been, and will not be, altered or amended in any respect material to our opinions as expressed herein.
     For purposes of rendering our opinion as expressed herein, we have not reviewed any documents other than the documents listed above, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. In addition, we have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information

Entertainment Distribution Company, Inc.
June 4, 2008

set forth therein and the additional information and matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.
     As set forth in the Registration Statement, the Company estimates that for federal income tax purposes its U.S. tax net operating loss carryovers (“NOLs”) were approximately $277.7 million as of December 31, 2007. We understand that the NOLs constitute a significant economic asset of the Company (to which Holdings would indirectly succeed upon effectuation of the Reorganization) since, under the Internal Revenue Code of 1986, as amended (the “Code”), the NOLs can be used to offset federal income tax liabilities arising in connection with future income. We further understand, however, as more fully explained in the Registration Statement, that under Section 382 of the Code the utilization of the NOLs by the Company (or by Holdings as the indirect successor to the Company) could be significantly restricted, or eliminated entirely, if within a three-year period the percentage point increases (measured by differences between percentage ownership before and after acquisitions) in ownership of stock of the Company (or of Holdings as the indirect successor to the Company) by persons owning (after such acquisitions) 5% or more in value of the stock of the Company (or of Holdings as the indirect successor to the Company) aggregate more than 50 percentage points.
     We understand that, as reflected in the Registration Statement, the Company intends to submit the Reorganization for approval by its stockholders at the upcoming annual meeting. If the Reorganization is consummated in accordance with the provisions of the Plan of Reorganization, at the effective time of the Reorganization, EDC Merger Sub, Inc., a subsidiary of Holdings, will be merged with and into the Company. As a result of the Reorganization, the Company will become a wholly-owned subsidiary of Holdings. Pursuant to the Reorganization, each ten shares of common stock of the Company will be converted into the right to receive one share of common stock of Holdings.
     We are advised that the sole purpose of the Transfer Restriction is to preserve the long-term value of the Company’s accumulated net operating loss carryforwards. The Transfer Restriction is designed to prohibit certain transfers of the Company’s stock in excess of amounts that, because of the provisions of the Code, could inhibit the Company’s ability to use the Company’s NOLs to reduce future income tax liability. To that end, in summary, the Transfer Restriction prohibits, prior to the date on which the Board of Directors of the Company determines that no Tax Benefits may be carried forward (the “Expiration Date”), any attempted Transfer of Corporation Securities and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date (a) if the transferor is a Five-Percent Stockholder or (b) to the extent that, as a result of such Transfer (or series of Transfers), either (1) any person or group would become a Five-Percent Stockholder or (2) the Percentage Stock Ownership in the Corporation of any Five-Percent Stockholder would be increased, unless such transfer would not jeopardize the Company’s ability to preserve and utilize its NOLs as determined by the board of directors of the Company (the “Board”).

Entertainment Distribution Company, Inc.
June 4, 2008

     Restrictions on transfers of securities of Delaware corporations are governed by Section 202 of the General Corporation Law, 8 Del. C. § 202. Section 202 provides that a written restriction on the transfer or registration of transfer of a security of a corporation may be imposed by the certificate of incorporation, the by-laws or an agreement among security holders or among such holders and the corporation; and, if the restriction is permitted by Section 202 and noted conspicuously on the certificate representing the security, such restriction may be enforced against the holder of the restricted security or any successor or transferee of the holder if the security was not issued prior to the adoption of the restriction or if the holder of the security agreed to or voted in favor of the restriction. 8 Del. C. § 202(a) and (b). Section 202(c) sets forth four categories of specifically permitted restrictions on transfer, including: (i) a restriction obligating the holder of the restricted securities to offer to the corporation, or to any other holders of securities of the corporation, a prior opportunity to acquire the restricted securities, 8 Del. C. § 202(c)(1); (ii) a restriction obligating the corporation or any holder of securities of the corporation to purchase the securities which are the subject of an agreement respecting the purchase and sale of the restricted securities, 8 Del. C. § 202(c)(2); (iii) a restriction requiring the corporation to consent to any proposed transfer of the restricted securities or to approve the proposed transferee of the restricted securities, 8 Del. C. §202(c)(3); and (iv) a restriction prohibiting the transfer of the restricted securities to designated persons or classes of persons, if such designation is not manifestly unreasonable, 8 Del. C. §202(c)(4). In addition to these four categories of specifically permitted restrictions on transfer, the statute provides that “[a]ny other lawful restriction on transfer or registration of transfer of securities is permitted by this section. 8 Del. C. § 202(e). To be valid, however, any such restriction on transfer, whether one of the specifically permitted restrictions under subsections 202(c)(1)-(4) or otherwise, must bear “some reasonably necessary relation to the best interests of the corporation.” Grynberg v. Burke, 378 A.2d 139, 143 (Del. Ch. 1977), rev’d on other grounds sub nom., Oceanic Exploration Co. v. Grynberg, 428 A.2d 1 (Del. 1981).
     Prior to 1983, Section 202(d) of the General Corporation Law provided that any restriction on transfer of shares of a corporation “for the purpose of maintaining its status as an electing small business corporation under subchapter S of the United States Internal Revenue Code ... is conclusively presumed to be for a reasonable purpose.” In 1983, the statute was amended to provide in addition that any restriction on transfer of shares for the purpose of “maintaining any other tax advantage to the corporation” is likewise “conclusively presumed to be for a reasonable purpose.” 8 Del. C. §202(d). The Commentary to the adoption of that amendment stated: “The amendment would recognize that maintaining any favorable tax status is desirable by providing that restrictions designed to maintain any favorable tax status are conclusively presumed to be for a proper purpose.” See 5 R. Balotti & J. Finkelstein, The Delaware Law of Corporations and Business Organizations 169 (Supp. 1989).
     As summarized above, we understand that the Transfer Restriction is for the purpose of preserving the significant tax advantage to the Company of being able to utilize its NOLs to offset federal income tax liabilities arising in connection with future income, which

Entertainment Distribution Company, Inc.
June 4, 2008

advantage could otherwise be reduced or completely eliminated under Section 382 of the Code. We note that, under Section 202(b) of the General Corporation Law, a transfer restriction imposed by the certificate of incorporation is not binding with respect to securities issued prior to the adoption of the restriction unless the holders of the securities voted in favor of the restriction or are parties to an agreement providing therefor. Here, the outstanding shares of capital stock of Holdings outstanding immediately prior to the Reorganization, all of which are owned by the Company, will be cancelled in the Reorganization. Further, the newly issued common stock of Holdings will be issued concurrently with the implementation of the Transfer Restriction. We assume that, in accordance with Section 202(a) of the General Corporation Law, the Transfer Restriction will be noted conspicuously on the certificates representing such new common stock of Holdings. We call to your attention the requirement of Section 202(a) of the General Corporation Law that restrictions on transfer be “noted conspicuously” on each and every certificate representing the securities in question. Failure to comply with this requirement could render the Transfer Restriction invalid as applied to a holder of securities not so legended.
     We note that the Transfer Restriction grants the Board discretion to permit an otherwise prohibited transfer if the Board determines that such transfer would not jeopardize the Company’s ability to preserve and utilize its NOLs. We assume for purposes of this opinion that the Board will exercise this discretion in a fair, equitable and evenhanded manner under the circumstances then existing and for the sole purpose of preserving the Company’s ability to utilize its NOLs.
     In addition to the other matters assumed above, we have, for purposes of our opinion as expressed herein, assumed the following matters: (i) that each of the Company, Holdings and EDC Merger Sub, Inc. are, and at all times relevant hereto will remain (in the case of the Company until the effective time of the Reorganization), corporations duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware; (ii) that the Plan of Reorganization has been, or will be, duly authorized, executed, acknowledged, approved and adopted by each of the parties thereto by all requisite corporate action of each of the parties thereto; (iii) that, subsequent to the date hereof, a Certificate of Merger will be duly filed with the Secretary of State of the State of Delaware and the Reorganization will become effective in accordance with the terms of the Plan of Reorganization.
     We are aware of no decision of a Delaware court that addresses the validity of a transfer restriction of the type, or containing the particular provisions, here at issue. Based upon and subject to the foregoing, however, and subject to the limitations stated herein below, it is our opinion that, upon the Reorganization becoming effective in accordance with the assumptions stated above, the Transfer Restriction will be valid under the General Corporation Law and will be binding with respect to all shares of Holdings’ common stock issued in the Reorganization regardless of whether the persons to whom such shares are issued voted in favor of the Reorganization.

Entertainment Distribution Company, Inc.
June 4, 2008

     The foregoing opinion is limited to the General Corporation Law, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, including federal laws and regulations relating to securities, federal tax laws and regulations or any other federal laws or regulations, or the rules and regulations of stock exchanges or of any other regulatory body. Our opinion is limited to the validity under the General Corporation Law of the Transfer Restriction and we render no opinion with respect to any of the other provisions contained in the Certificate of Incorporation or with respect to any by-law, regulation or procedure adopted, or any determination made, by or on behalf of the Company pursuant to the Transfer Restriction. In addition, we have not considered and express no opinion with respect to the effect of any equitable considerations relating to the approval and adoption of the Plan of Reorganization, the effectuation of the Reorganization or the implementation of the Transfer Restriction.
     We hereby consent to being named as Delaware counsel to the Company in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Except as set forth in the preceding sentence, the foregoing opinion is rendered solely for your benefit in connection with the matters addressed herein and may not be relied upon by, or be furnished or quoted to, any other person or entity, or be relied upon by you for any other purpose, without our prior written consent.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.

CSB/PHS